Exhibit 99.1

The St. Joe Company Reports Second Quarter 2016 Results

WATERSOUND, Fla.--(BUSINESS WIRE)--August 3, 2016--The St. Joe Company (NYSE: JOE) (the “Company”) today announced Net Income for the second quarter of 2016 of $1.8 million, or $0.02 per share, compared with Net Loss of $(0.2) million, or $(0.00) per share, for the second quarter of 2015. For the six months ended June 30, 2016, the Company reported Net Income of $10.5 million, or $0.14 per share compared to Net Loss of $(2.0) million, or $(0.02) per share for the same period last year.

Second Quarter highlights include:

  Total revenue for the quarter was $29.5 million as compared to $37.8 million in the second quarter of 2015 due to a decrease in real estate sales and in timber sales partially offset by an increase in resorts and leisure revenue and in leasing revenue. The Company’s second quarter 2016 revenue was generated from $6.7 million of real estate sales, $19.8 million from resorts and leisure operations, $2.3 million from leasing operations and $0.7 million from timber sales.
  Real estate sales decreased to $6.7 million in the second quarter of 2016 as compared to $14.0 million in the second quarter of 2015. Real estate sales in the second quarter of 2016 were comprised of $5.8 million in residential real estate sales and $0.9 million in rural land sales. The second quarter of 2015 included a $5.3 million rural land sale, $4.7 million in commercial real estate sales and $4.0 million in residential real estate sales. Real estate sales vary significantly from period to period.
  Resorts and leisure revenue increased approximately $0.5 million in the second quarter of 2016 to $19.8 million as compared to the second quarter of 2015. The increase during the second quarter of 2016 as compared to the same period in 2015 was primarily related to increased average room rates at both the WaterColor Inn and in the vacation rental program as well as an increase in membership revenue from the St. Joe Club & Resorts private membership club.
  As of June 30, 2016, the Company had cash, cash equivalents and investments of $399.8 million, as compared to $394.9 million as of March 31, 2016, an increase of $4.9 million. The increase was a result of net receipts from operations and other activities.
  Other operating and corporate expenses declined by $2.0 million in the second quarter of 2016 as compared to the same time last year. The decrease was primarily due to employee related costs.

Jorge Gonzalez, the Company’s President and Chief Executive Officer, said, “We are pleased with our financial results through the first six months of the year. We believe we are making progress at creating a solid foundation for growth and value while maintaining a low fixed expense structure.”

FINANCIAL DATA Consolidated Results ($ in millions except share and per share amounts)

	Quarter Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues
Real estate sales	$6.7	$14.0	$13.8	$19.5
Resorts and leisure revenues	19.8	19.3	28.5	27.1
Leasing revenues	2.3	2.2	4.7	4.2
Timber sales	0.7	2.3	2.8	4.1
Total revenues	29.5	37.8	49.8	54.9
Expenses
Cost of real estate sales	3.0	6.6	4.7	9.7
Cost of resorts and leisure revenues	15.6	14.7	25.0	23.5
Cost of leasing revenues	0.8	0.6	1.5	1.3
Cost of timber sales	0.2	0.3	0.4	0.4
Other operating and corporate expenses	5.7	7.7	12.6	14.8
Depreciation, depletion and amortization	2.1	2.1	4.4	5.1
Total expenses	27.4	32.0	48.6	54.8
Operating income	2.1	5.8	1.2	0.1
Other income (expense)	0.5	(4.2)	13.1	(1.3)
Income (loss) from operations before equity in
income from unconsolidated affiliates and income
taxes	2.6	1.6	14.3	(1.2)
Income tax expense	(1.0)	(1.9)	(4.2)	(0.8)
Net income (loss)	1.6	(0.3)	10.1	(2.0)
Net loss attributable to non-controlling interest	0.2	0.1	0.4	--
Net income (loss) attributable to the Company	1.8	$(0.2)	10.5	$(2.0)
Net income (loss) per share attributable to the
Company	$0.02	$(0.00)	$0.14	$(0.02)
Weighted average shares outstanding	74,338,023	92,302,636	74,573,517	92,297,467

Revenues ($ in millions)

	Quarter Ended June 30,		Year Ended June 30,
	2016	2015	2016	2015
Revenues:
Real estate sales
Residential	$5.8	$4.0	$12.8	$9.5
Commercial	--	4.7	--	4.7
Other sales	0.9	5.3	1.0	5.3
Total real estate sales	6.7	14.0	13.8	19.5
Resorts and leisure revenues	19.8	19.3	28.5	27.1
Leasing revenues	2.3	2.2	4.7	4.2
Timber sales	0.7	2.3	2.8	4.1
Total revenues	$29.5	$37.8	$49.8	$54.9

Summary Balance Sheet ($ in millions)

	June 30, 2016	December 31, 2015
Assets
Investment in real estate, net	$310.2	$313.6
Cash and cash equivalents	183.5	212.8
Investments	216.3	191.2
Restricted investments	5.6	7.1
Notes receivable, net	2.4	2.6
Property and equipment, net	9.4	10.1
Claim settlement receivable	12.6	--
Other assets	35.9	36.5
Investments held by special purpose entities	208.5	208.8
Total assets	$984.4	$982.7

Liabilities and Equity
Debt	$54.2	$54.5
Other liabilities	47.7	41.9
Deferred tax liabilities	37.5	36.8
Senior Notes held by special purpose entity	176.2	176.1
Total liabilities	315.6	309.3
Total equity	668.8	673.4
Total liabilities and equity	$984.4	$982.7

Debt Schedule ($ in millions)

	June 30, 2016	December 31, 2015
Pier Park North joint venture	$47.5	$47.5
Community Development District debt	6.7	7.0
Total debt	54.2	$54.5

Other Operating and Corporate Expenses ($ in millions)

	Quarter Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Employee costs	$1.8	$2.9	$3.5	$5.5
401(k) contribution / pension costs	--	0.3	1.4	1.1
Non-cash stock compensation costs	0.1	0.2	0.1	0.2
Property taxes and insurance	1.4	1.4	2.9	2.9
Professional fees	1.2	1.8	2.5	3.0
Marketing and owner association costs	0.4	0.3	0.7	0.6
Occupancy, repairs and maintenance	0.1	0.3	0.4	0.5
Other	0.7	0.5	1.1	1.0
Total other operating and corporate expense	$5.7	$7.7	$12.6	$14.8

Additional Information and Where to Find It

Additional information with respect to the Company’s results for the second quarter of 2016 will be available in a Form 10-Q that will be filed with the Securities and Exchange Commission.

Important Notice Regarding Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the Company’s belief that it is making progress at creating a solid foundation for growth and value creation. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company, including (1) any changes in our strategic objectives or our ability to successfully implement such strategic objectives; (2) any potential negative impact of our longer-term property development strategy, including losses and negative cash flows for an extended period of time if we continue with the self-development of recently granted entitlements; (3) significant decreases in the market value of our investments in securities or any other investments; (4) our ability to capitalize on strategic opportunities presented by a growing retirement demographic; (5) our ability to accurately predict market demand for the range of potential residential and commercial uses of our real estate, including our Bay-Walton Sector holdings; (6) volatility in the consistency and pace of our residential real estate sales; (7) any downturns in real estate markets in Florida or across the nation; (8) our dependence on the real estate industry and the cyclical nature of our real estate operations; (9) our ability to successfully and timely obtain land use entitlements and construction financing, maintain compliance with state law requirements and address issues that arise in connection with the use and development of our land, including the permits required for mixed-use and active adult communities; (10) changes in laws, regulations or the regulatory environment affecting the development of real estate; (11) our ability to effectively deploy and invest our assets, including our available-for-sale securities; (12) our ability to effectively manage our real estate assets, as well as the ability of our joint venture partner to effectively manage the day-to-day activities of the Pier Park North joint venture; and (13) increases in operating costs, including costs related to real estate taxes, owner association fees, construction materials, labor and insurance, and our ability to manage our cost structure; as well as, the cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings including the Company’s Annual Report on Form 10-K filed with the Commission on March 2, 2016 as updated by subsequent Quarterly Reports on Form 10-Qs and other current report filings.

About The St. Joe Company

The St. Joe Company together with its consolidated subsidiaries is a real estate development, asset management and operating company with real estate assets and operations currently concentrated primarily between Tallahassee and Destin, Florida. More information about the Company can be found on its website at www.joe.com.

© 2016, The St. Joe Company. “St. Joe®”, “JOE®”, the “Taking Flight” Design®, “St. Joe (and Taking Flight Design)®” are registered service marks of The St. Joe Company.

CONTACT:
The St. Joe Company
Investor Relations Contact:
Marek Bakun, 1-866-417-7132
Chief Financial Officer
Marek.Bakun@Joe.Com